EXHIBIT 3
Schedule of Transactions

	Number of	Price Per Common
Date	Common Shares	Share in $US*
Jul 28 2005	250,000	$5.65
Aug 01 2005	100,000	5.63
Aug 04 2005	600,000	5.29
TOTAL COMMON SHARES	950,000

*	Excludes Brokerage Commissions

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